Exhibit 99.1
Repros Therapeutics Inc. Board Nominates
Dr. Stephen Howell to Its Board of Directors
THE WOODLANDS, Texas—April 17, 2009 — Repros Therapeutics Inc. (NasdaqGM:RPRX) today announces the nomination of Stephen B. Howell, M.D., Professor of Medicine at the University of California, San Diego to its Board of Directors for election at its Annual Shareholders Meeting on May 20, 2009.
Dr. Howell is a medical oncologist and Professor of Medicine at the University of California, San Diego. He joined the UCSD faculty in 1977, and currently serves as Associate Director for Clinical Research and Director of the Cancer Therapeutics Training Program at the Moores Comprehensive Cancer Center. Dr. Howell also manages the Clayton Foundation Drug Resistance Laboratory at the Cancer Center. Dr. Howell is a member of the Committee on Experimental Medicine of the Gynecologic Oncology Group. He is the recipient of patents for his innovative work in chemotherapeutics, drug-delivery systems, and diagnostic assays, and is the author of more than 280 publications in the field of cancer chemotherapy. He has received numerous awards, including the Milken Family Medical Foundation Award for Outstanding Work in the Field of Cancer Research, a presidential citation from the American Head and Neck Society, a Fogarty Senior International Fellowship. Dr. Howell is a member of numerous societies, including the American Association for Cancer Research and the American Society of Clinical Oncology.
Dr. Howell graduated from Harvard Medical School, completed his internship and residency at the Massachusetts General Hospital and the University of California, San Francisco, and his medical oncology training at the Dana Farber Cancer Institute. He completed his research training at the National Institutes of Health. He is board certified in internal medicine and medical oncology. Dr. Howell co-founded DepoTech, Beacon Laboratories, and Targa Pharmaceuticals, and has served on the Board of Directors and as Medical Director of each of these companies. In addition, he served on the Board of Directors of Matrix Pharmaceuticals, and is currently on the Board of Directors of Angstrom Pharmaceuticals and Access Pharmaceuticals. He serves on the Scientific Advisory Boards and Data Safety Monitoring Boards of a number of both large and small pharmaceutical companies.
“We are pleased to have Dr. Howell join the board of Repros,” stated Mark Lappe, Chairman of the Board, Repros Therapeutics. “Dr. Howell brings extensive oncology drug development and clinical trial expertise and he will direct the development of the company’s oncology program. We expect to initiate a clinical trial in breast cancer patients later this year.”
“New information about how cancer cells depend on progesterone make the drugs that Repros is developing of particular interest,” said Dr. Stephen Howell. “They represent an important step in the continuing effort to personalize therapy for hormone-responsive tumors.”
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Mark Lappe Chairman of the Board (858) 759-1499